Exhibit 99.2

CANADA	SUPERIOR COURT
PROVINCE OF QUÉBEC DISTRICT OF MONTRÉAL No.: 500-11-036133-094	Commercial Division Sitting as a court designated pursuant to the Companies' Creditors Arrangement Act, R.S.C., c. C-36, as amended

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC. , a legal person incorporated under the laws of the State of Delaware, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And

ABITIBI-CONSOLIDATED INC. , a legal person incorporated under the laws of Canada, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And

BOWATER CANADIAN HOLDINGS INC. , a legal person incorporated under the laws of the Province of Nova Scotia, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And
the other Petitioners listed on Appendices "A", "B" and "C";
Petitioners
And
ERNST & YOUNG INC. , a legal person under the laws of Canada, having a place of business at 800 René-Lévesque Blvd. West, Suite 1900, in the City and District of Montréal, Province of Quebec, H3B 1X9;
Monitor

NINTH REPORT OF THE MONITOR

July 10, 2009

INTRODUCTION

1.               On April 17, 2009, Abitibi-Consolidated Inc. ("ACI") and its subsidiaries listed in Appendix "A" hereto (collectively with ACI, the "ACI Petitioners") and Bowater Canadian Holdings Incorporated ("BCHI") and its subsidiaries listed in Appendix "B" hereto (collectively with BCHI, the "Bowater Petitioners") (the ACI Petitioners and the Bowater Petitioners are collectively referred to herein as the "Petitioners") filed for and obtained protection from their creditors under the Companies' Creditors Arrangement Act (the "CCAA" and the "CCAA Proceedings") pursuant to an Order of this Honourable Court (the "Initial Order").

2.              Pursuant to the Initial Order, Ernst & Young Inc. (" EYI ") was appointed as monitor of the Petitioners (the "Monitor") under the CCAA and a stay of proceedings in favour of the Petitioners was granted until May 14, 2009 (the "Stay Period").  On May 14, 2009, the Stay Period was extended until September 4, 2009 pursuant to an Order of this Honourable Court (the "First Stay Extension Order").

3.              On April 16, 2009, AbitibiBowater Inc. ("ABH"), Bowater Inc. ("BI"), and certain of their direct and indirect U.S. and Canadian subsidiaries, including BCHI and Bowater Canadian Forest Products Inc. ("BCFPI") (collectively referred to herein as "U.S. Debtors"), filed voluntary petitions (collectively, the "Chapter 11 Proceedings") for relief under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the "U.S. Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "U.S. Bankruptcy Court").  On April 17, 2009, the U.S. Bankruptcy Court granted certain interim and final orders (the "First Day Orders") and set dates for the final hearing of the motions for which the U.S. Bankruptcy Court granted the interim orders.

4.              The Petitioners are all subsidiaries of ABH (ABH, collectively with its subsidiaries, the "ABH Group").

5.              On April 17, 2009, ABH and the petitioners listed on Appendix "C" hereto (collectively with ABH, the " 18.6 Petitioners ") obtained Orders under Section 18.6 of the CCAA in respect of voluntary proceedings initiated under Chapter 11 and EYI was appointed as the information officer in respect of the 18.6 Petitioners (the " Information Officer ").

6.              On April 16, 2009, ACI and ACCC filed petitions for recognition under Chapter 15 of the U.S. Bankruptcy Code. On April 21, 2009, the U.S. Bankruptcy Court granted the recognition orders under Chapter 15 of the U.S. Bankruptcy Code.

7.              On April 22, 2009, the Court amended the Initial Order to extend the stay of proceedings to the partnerships listed in Appendix "D" hereto.

BACKGROUND

8.              ABH is one of the world's largest publicly traded paper and forest product companies.  It produces a wide range of newsprint and commercial printing papers, market pulp and wood products . As at December 31, 2008, the ABH Group employed approximately 15,800 people, approximately 11,300 of which work in ACI's and BI's Canadian operations.  The ABH Group owns interests in or operates 35 pulp and paper mills, 24 sawmills (others have been permanently closed), 5 wood products facilities and 32 recycling facilities located in Canada, the United States, the United Kingdom and South Korea.

9.              Incorporated in Delaware and headquartered in Montreal, Quebec, ABH functions as a holding company and its business is conducted principally through four direct subsidiaries: BI, Bowater Newsprint South LLC ("Newsprint South") (BI, Newsprint South and their respective subsidiaries are collectively referred to as the "BI Group"), ACI (ACI and its subsidiaries are collectively referred to as the " ACI Group ") and AbitibiBowater US Holding LLC ("ABUSH") (ABUSH and its respective subsidiaries are collectively referred to as the "DCorp Group").

10.           ACI is a direct and indirect wholly-owned subsidiary of ABH.  ABH wholly owns BI which in turn, wholly owns BCHI which, in turn, indirectly owns BCFPI which carries on the main Canadian operations of BI.

11.           ACCC, a wholly-owned subsidiary of ACI, and BCFPI hold the majority of ABH's Canadian assets and operations.

PURPOSE

12.            As set forth in the First Stay Extension Order, the Monitor has undertaken to provide this Honourable Court with regular reports on the Petitioners' cash flows for each four week period following the date of the First Stay Extension Order.  This is the ninth report of the Monitor (the "Ninth Report") in the CCAA Proceedings, the purpose of which is to provide to this Honourable Court a report on the Petitioners' four week cash flow results from the period from June 1, 2009 to June 28, 2009 (the "Reporting Period"), and, in addition, to provide details with respect to the following:

(i)            an update with respect to the overview of the current market conditions in the forest products industry provided in the Seventh Report dated June 15, 2009 (the "Seventh Report");

(ii)           the receipts and disbursements of the ACI Group and BCFPI for the Reporting Period with a discussion of the variances from the respective forecasts (the "ACI Forecast" and the "BCFPI Forecast") set forth in the Monitor's Seventh Report;

(iii)          the current liquidity and revised cash flow forecasts of the ACI Group and BCFPI for the 13 week period through September 27, 2009; and

(iv)         an update on certain executory contracts repudiated by BCFPI.

TERMS OF REFERENCE

13.           In preparing this Ninth Report, the Monitor has been provided with and, in making comments herein, has relied upon unaudited financial information, the ABH Group's books and records, financial information and projections prepared by the ABH Group and discussions with management of the ABH Group (the " Management ").  The Monitor has not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information and, accordingly, the Monitor expresses no opinion or other form of assurance in respect of such information contained in this Ninth Report.  Some of the information referred to in this Ninth Report consists of forecasts and projections.  An examination or review of the financial forecast and projections, as outlined in the Canadian Institute of Chartered Accountants Handbook, has not been performed.  Future-oriented financial information referred to in this Ninth Report was prepared by the ABH Group based on Management's estimates and assumptions.  Readers are cautioned that, since these projections are based upon assumptions about future events and conditions, the actual results will vary from the projections, even if the assumptions materialize, and the variations could be significant.

14.           Capitalized terms not defined in this Ninth Report are as defined in the previous reports of the Monitor and the Initial Order.  All references to dollars are in U.S. currency unless otherwise noted.

15.           Copies of all of the Monitor's Reports, in both English and French, including a copy of this Ninth Report, and all motion records and Orders in the CCAA Proceedings will be available on the Monitor's website at www.ey.com/ca/abitibibowater.  The Monitor has also established a bilingual toll free telephone number that is referenced on the Monitor's website so that parties may contact the Monitor if they have questions with respect to the CCAA Proceedings.

16.           Copies of all of the U.S. Bankruptcy Court's orders are posted on the website for Epiq Bankruptcy Solutions LCC ("Epiq") at http://chapter11.epiqsystems.com/abitibibowater.  The Monitor has included a link to Epiq's website from the Monitor's website.

CURRENT MARKET CONDITIONS IN THE FOREST PRODUCTS INDUSTRY

17.           As discussed in the Seventh Report, in order to put the Petitioners' cash flow results and revised forecasts in context the Monitor believes that it is useful to provide this Honourable Court with a brief update with respect to significant changes to the state of market conditions in the paper and forest products sector in North America since the date of the Seventh Report.

18.           The Seventh Report provided an overview of the major market segments in which the Petitioners operate.  Market conditions have remained very challenging and the Petitioners are continuing to experience demand reductions, pricing pressures and a Canadian currency exchange rate that adversely impacts their Canadian operations.

19.           Since the date of the Seventh Report, a number of newsprint manufacturers (White Birch Paper Company, Kruger Inc., Tembec Inc. and Catalyst Paper Corporation) have publicly announced price increases of $50 per tonne for newsprint effective August 1, 2009 as reported in a release on RISI.com, a leading forest products research organization.  Given the current weakness in the newsprint market it is uncertain what the market reaction to these announced price increases will be, or whether they will hold.  The Petitioners have advised their customers that they will not be matching the $50 per tonne price increase on August 1, 2009 as announced by certain of their competitors.

20.           The Seventh Report noted several newsprint producers had recently announced temporary production downtime.  The Monitor has been advised that since the date of the Seventh Report, Catalyst Paper Corporation and Tembec Inc. have each announced several weeks of production downtime over July and August, 2009 and that Kruger Inc. has announced the indefinite idling (as of October 30, 2009) of a coated paper mill in Trois-Rivières.  The Petitioners have advised the Monitor that their temporary production downtime will be approximately 145,000 tonnes for each of the months of July, August and September, 2009.  Such downtime is consistent with prior months.

21.           Overall, market conditions remain very poor, which is having a severe impact on all forestry operations, and in particular newsprint operators.  As a result, the Petitioners are reviewing their options to reduce costs in this challenging environment.

MONTHLY FINANCIAL INFORMATION

22.           The ACI Group (including DCorp) and ABH produce monthly unaudited accrual financial statement reports.

23.           The table below details certain line items contained in the combined statement of operations for the ACI Group and the ABH Group, respectively, for the months of April and May, 2009:

Unaudited GAAP Financial Results for the ACI Group and ABH
April and May, 2009

ACI Group	US$ Millions
	April	May
Sales	168	173
Operating Income/(Loss)	(41)	(25)
Net Income/(Loss)	(99)	(43)

ABH Group	US$ Millions
	April	May
Sales	343	363
Operating Income/(Loss)	(23)	(14)
Net Income/(Loss)	(108)	(49)

24.          The Monitor would point out that the above information is unaudited and is subject to adjustment as part of the Petitioners' normal quarterly close process.

25.          As reflected in the above table, the ACI Group (including DCorp) incurred substantial operating losses of $99 and $43 million in the months of April and May, 2009.  These losses are reflective of the challenging market conditions discussed previously in this Ninth Report.

RECEIPTS AND DISBURSEMENTS FROM JUNE 1, 2009 TO JUNE 28, 2009 FOR THE ACI GROUP AND BCFPI

The ACI Group

26.           The table below summarizes the ACI Group's (including DCorp) actual receipts and disbursements for the Reporting Period, which is detailed in Appendix "E" of this Ninth Report, with a comparison to the ACI Forecast amounts provided in the Monitor's Seventh Report.

	US$000
	Actual	Forecast	Variance

Receipts	181,760	178,392	3,368

Disbursements	(228,935)	(189,195)	(39,740)

Financing
Securitization Inflows / (Outflows)	10,183	21,507	(11,324)
Securitization Closing Fees	(11,432)	(15,500)	4,068
Adequate Protection by DCorp to ACCC Team Lenders	(17,226)	(14,352)	(2,874)
DIP Interest & Fees	(99)	(143)	44
Foreign Exchange Translation	1,111	-	1,111
Net Financing	(17,463)	(8,488)	(8,975)

Net Cash Flow	$(64,638)	$(19,291)	$(45,347)

Opening Cash	112,467	110,401	2,066

Ending Cash	$47,830	$91,110	$(43,281)

DIP Availability (net of minimum undrawn balance)	57,500	57,500	-

Available Liquidity	$105,330	$148,610	$(43,281)

27.               As demonstrated in the table above, the ACI Group's total receipts for the Reporting Period were $3.4 million (2%) higher than projected in the ACI Forecast and disbursements were $39.7 million (21%) higher than projected in the ACI Forecast.  Overall, the ending cash balance was $43.3 million (48%) lower than the ACI Forecast.

28.           Opening cash in the table above has increased due to the fact that the Canadian dollar cash was translated at a rate of CDN$1.00=US$0.80 in the Seventh Report.  The table above translates Canadian dollars at a rate of CDN$1.00=US$0.90.

Receipts

29.           A breakdown of the receipts for the Reporting Period are outlined in the table below:

		US$000
Receipts	Para.	Actual	Forecast	Variance
A/R Collections	30(i)	$141,791	$153,335	$(11,544)
Intercompany A/R Settlement	30(i)	5,572	-	5,572
Total A/R Collections		147,363	153,335	(5,972)
Collections on Behalf of Joint Ventures	30(ii)	959	16,356	(15,397)
A/R Collections - Affiliates	30(iii)	16,154	-	16,154
Intercompany A/P Settlement	30(iv)	11,484	-	11,484
Other Inflows	30(v)	5,800	8,700	(2,900)
Total Receipts		$181,760	$178,392	$3,368

30.           The variance analysis has been compiled based on discussions with Management and the following represents the more significant reasons for the variances:

(i)            Total A/R Collections, inclusive of receipts related to Intercompany A/R Settlements, were approximately $147.4 million during the Reporting Period compared to a forecast amount of $153.3 million.

Intercompany A/R Settlements represent payments to the ACI Group from an affiliate ABH Group entity for ACI Group accounts receivable that were collected by the affiliated entity, such as BI or BCFPI.

(ii)           Collections on Behalf of Joint Ventures totalled approximately $1.0 million.  This amount represents accounts receivable collected by the ACI Group which belongs to a joint venture partner that will subsequently be paid over to the joint venture partner in accordance with the joint venture agreement.  This amount is compared to a forecast amount of $16.4 million and results in a negative variance of $15.4 million.  This variance is partly due to the fact that certain portions of amounts collected on behalf of joint ventures are also included in the "A/R Collections" line and have not yet been specifically allocated to "Collections on Behalf of Joint Ventures".  For example, the ACI Group has estimated that, in the month of June, the ACI Group collected $8.0 million on behalf of their joint venture partners , which has not yet been reflected in the cash flow reports included in Appendix "E" as "Collections on Behalf of Joint Ventures" until account reconciliations are complete.  Management has indicated that they intend to settle these amounts on a monthly basis.

(iii)           A/R Collections - Affiliates were $16.2 million during the Reporting Period.  As part of its normal Cash Management System, the ACI Group regularly collects accounts receivable on behalf of other ABH Group entities.  As it is not possible to forecast which customers will incorrectly pay the ACI Group on behalf of the other entities, collections on behalf of affiliates is not forecast by the Petitioners.  The funds are paid on a regular basis by the ACI Group to the appropriate ABH Group entity, which payments are reflected in the Intercompany A/R Settlements line of the disbursements section of the cash flow statement.  As discussed later in this Ninth Report, an amount of approximately $23.4 million was paid out to affiliates during the Reporting Period.

(iv)         Receipts related to Intercompany A/P Settlements totalled $11.5 million during the Reporting Period.  Such receipts represent other ABH Group entities reimbursing the ACI Group in the normal course for payments made on their behalf as part of the Cash Management System.  In order to determine the quantum of funds to be transferred between entities, the Petitioners reconcile amounts paid on behalf of other entities.  Such amounts would have originally been included as a disbursement in the Trade Payables line.

(v)           Other Inflows, which include tax refunds and other miscellaneous payments, totalled $5.8 million during the Reporting Period.  This is $2.9 million less than the amount in the ACI Forecast.

Disbursements

31.           A breakdown of the disbursements for the Reporting Period is outlined below:

		US$000
Disbursements	Para.	Actual	Forecast	Variance
Trade Payables	32(i)	$(130,676)	$(110,068)	$(20,608)
Capital Expenditures	32(ii)	-	(6,260)	6,260
Marine Freight Payments		(5,997)	(4,200)	(1,797)
Utility Payments		(21,875)	(27,480)	5,605
Payroll & Benefits	32(iii)	(28,832)	(21,816)	(7,016)
Intercompany A/R Settlements	32(iv)	(23,358)	-	(23,358)
Joint Venture Remittances, Net		(15,549)	(15,372)	(177)
Restructuring & Other Items		(2,648)	(3,998)	1,350
Total Disbursements		$(228,935)	$(189,195)	$(39,740)

32.           The variance analysis with respect to the disbursements for the more significant variances has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)            Trade Payables disbursements were approximately $130.7 million during the Reporting Period, which was $20.6 million greater than the ACI Forecast.  Management has advised that the variance is primarily due to the following:

(a)           Capital Expenditures have been included in the actual amount for Trade Payables disbursements until such time as the ACI Group identifies and allocates the disbursements which are capital in nature.  For the months of April and May, 2009, capital expenditures were $1.2 million and $0.9 million, respectively; and

(b)           The ACI Group regularly disburses amounts on behalf of other affiliated entities which are included in Trade Payable (as noted above, the ACI Group was reimbursed by affiliates for $11.5 million of such amounts during the Reporting Period).  The quantum of amounts disbursed on behalf of other entities is not known until such time as the Petitioners reconcile their intercompany accounts, which is done on a regular basis.  The Monitor will provide a separate report in the future with respect to post-filing intercompany transactions since the date of the CCAA filing.

(ii)           As indicated above, Capital Expenditures are not tracked on a weekly basis.  The disbursements related to capital disbursements have been included in the Trade Payables disbursement line.  The ACI Group is currently analyzing purchases to identify and allocate the capital expenditures for June, 2009.

(iii)         Total payments for Payroll & Benefits were $28.8 million during the Reporting Period compared to an amount of approximately $21.8 million in the ACI Forecast.  The negative variance is largely due to higher than forecast benefit payments and the fact that certain benefit and tax withholding payments were included as part of Trade Payables disbursements in the ACI Forecast.

(iv)          The ACI Group does not forecast the disbursement of Intercompany A/R Settlements as it is not possible to predict which customers will pay the incorrect ABH Group entity for accounts receivable.  The corresponding receipt of these amounts collected from affiliate customers is included in the A/R Collections - Affiliates line included in the Receipts section of the cash flow statement.

Financing

33.           Details regarding the ACI Group's financing activities are summarized in the following table:

		US$000
Financing	Para.	Actual	Forecast	Variance
Securitization Inflows / (Outflows)	34(i)	$10,183	$21,507	$(11,324)
Securitization Closing Fees	34(ii)	(11,432)	(15,500)	4,068
Adequate Protection by DCorp to ACCC Term Lenders		(17,226)	(14,352)	(2,874)
DIP Interest & Fees		(99)	(143)	44
Foreign Exchange Translation	34(iii)	1,111	-	1,111
		$(17,463)	$(8,488)	$(8,975)

34.           The variance analysis with respect to the ACI Group's financing activities has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)            Securitization Inflows/(Outflows) totalled an inflow of approximately $10.2 million compared to a projected inflow of $21.5 million during the Reporting Period.  The reason for this difference is due to lower availability under the Securitization Program.  The table below summarizes the net changes of availability under the Securitization Program borrowing base calculation compared to the assumptions contained in the ACI Forecast.

	US$000
Securitization Activity During Reporting Period	Actual	ACI Forecast
Borrowing Base - Opening	$107,158	$107,158
Borrowing Base - Closing	117,983	129,404
Net Increase in Availability	10,825	22,246
Interest, Fees & Adjustments	(642)	(739)
Securitization Inflows/(Outflows)	$10,183	$21,507

The decreased borrowing base availability noted above is due to several factors.  These include lower than forecast sales and a higher percentage of ineligible receivables as compared to the ACI Forecast.  The higher amount of ineligible receivables was primarily due to an older aging profile of accounts receivable than anticipated, which ineligible receivables are excluded from the borrowing base calculation.

(ii)           Securitization Closing Fees were less than projected as a portion of the closing fees were paid in the week ended July 12, 2009, which is outside of the Reporting Period.

(iii)          Amounts on the Foreign Exchange Translation line represent the difference between the actual exchange rate between Canadian and U.S. dollars at the time of conversion as compared to the forecast rate of CDN$1.00=US$0.90.  During the Reporting Period the value of the Canadian dollar fluctuated between US$0.8649 and US$0.9251.

BCFPI

35.           The following table summarizes the receipts and disbursements of BCFPI from June 1, 2009 to June 28, 2009, which is detailed in Appendix "F" of this Ninth Report:

	US$000
	Actual	Forecast	Variance
Receipts	$44,895	$68,133	$(23,238)
Disbursements	(71,604)	(68,834)	(2,770)

Cash Flow from Operations	(26,709)	(701)	(26,008)

Opening Cash	28,065	27,295	770

Ending Cash	$1,356	$26,594	$(25,238)

36.           As detailed in the table above, BCFPI's total receipts for the Reporting Period were $23.2 million (34%) lower than the BCFPI Forecast and disbursements were $2.8 million (4%) higher than the BCFPI Forecast.  Overall, the ending cash balance was $25.2 million (95%) lower than the BCFPI Forecast.

Receipts

37.            A breakdown of the BCFPI receipts are summarized in the table below:

		US$000
Receipts	Para.	Actual	Forecast	Variance
A/R Collections	38(i)	$9,501	$68,133	$(58,632)
Intercompany A/R Settlements	38(i)	32,578	-	32,578
Total A/R Collections		42,079	68,133	(26,054)
Other Inflows	38(ii)	2,816	-	2,816
Total Receipts		$44,895	$68,133	$(23,238)

38.           The variance analysis with respect to the receipts has been compiled based on discussions with Management and the following represents a summary of the reasons for the significant variances:

(i)             Total A/R Collections were approximately $42.1 million resulting in a negative variance of approximately $26.1 million.  This variance is primarily due to lower than forecast sales in both tonnage and price per tonne terms.

Pursuant to BCFPI's normal practice and the Cash Management System, sales which are made to customers domiciled in the United States are sold through an affiliate, Bowater America Inc. ("BAI").  BAI, which is a subsidiary of BI, collects the accounts receivable from the third party customers and then remits these funds via an Intercompany A/R Settlement to BCFPI.  BCFPI continues to reconcile their intercompany trade receivables.  It is anticipated that further settlements will occur in the coming weeks, which will improve BCFPI's cash position.

(ii)            Amounts received related to Other Inflows were approximately $2.8 million during the Reporting Period.  Such receipts primarily represent various tax refunds and deposits made at the mill level.  BCFPI does not forecast such amounts.

Disbursements

39.           Details regarding disbursements are summarized in the following table:

		US$000
Disbursements	Para.	Actual	Forecast	Variance
Trade Payables	40(i)	$(44,032)	$(46,584)	$2,552
Intercompany SG&A Allocation	40(ii)	-	(4,960)	4,960
Intercompany A/R Settlements	40(iii)	(721)	-	(721)
Intercompany A/P Settlements	40(iv)	(2,566)	-	(2,566)
Payments on Behalf of Affiliates	40(v)	(8,248)	-	(8,248)
Freight	40(vi)	(2,728)	(6,624)	3,896
Payroll & Benefits	40(vii)	(12,493)	(7,339)	(5,154)
Capital Expenditures	40(viii)	-	(1,868)	1,868
Interest	40(ix)	(816)	(289)	(527)
Restructuring Costs	40(x)	(396)	(1,171)	775
Foreign Exchange Translation	40(xi)	396	-	396
Total Disbursements		$(71,604)	$(68,834)	$(2,770)

40.          The variance analysis with respect to BCFPI's disbursements has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)            Disbursements related to Trade Payables were $2.6 million less than projected during the Reporting Period.  The reason for this variance is primarily due to disbursements made by other ABH Group entities on BCFPI's behalf.

(ii)           During the Reporting Period, BCFPI did not pay any amounts in respect of the Intercompany SG&A Allocation as the Q1 allocation and subsequent allocations have not been settled on a cash basis.  This resulted in a positive cash flow variance of approximately $5.0 million, which should reverse when intercompany SG&A allocations are settled on a cash basis.

(iii)          Payments for Intercompany A/R Settlements totalled approximately $0.7 million during the Reporting Period.  Intercompany A/R Settlements represent payments made by BCFPI to reimburse related entities for accounts receivable incorrectly paid to BCFPI by ABH- affiliated customers.

(iv)         Intercompany A/P Settlements represent BCFPI reimbursing related entities for payments made on its behalf.  During the Reporting Period such payments totalled approximately $2.6 million.

(v)          Payments on Behalf of Affiliates were $8.2 million during the Reporting Period.  These payments primarily represent disbursements made by BCFPI on behalf of the Bowater Mersey Paper Company Ltd. ("Bowater Mersey"), which is a joint venture partially owned by BI.  Due to the integrated nature of the operations of the Petitioners and the Cash Management System, such payments occur on a regular basis.  BCFPI does not forecast such payments, nor do they forecast the repayment of these items.  Management is working on reconciling these accounts so that BCFPI may be reimbursed.

(vi)         Disbursements for Freight totalled $2.7 million during the Reporting Period.  This compares to an amount of approximately $6.6 million in the BCFPI Forecast.  The positive variance is in part due to lower than anticipated sales and the fact the certain amounts are still payable to the ACI Group for freight that it has paid on BCFPI's behalf.

(vii)         During the Reporting Period, payments in respect of Payroll and Benefits were $12.5 million.  The BCFPI Forecast projected disbursements in the amount of $7.3 million and, as a result, a negative variance of $5.2 million has arisen.  This variance is due to earlier than projected payment of the regular monthly pension remittances due at the end of June and higher than projected benefit payments.  The reason for this is that a portion of benefit payments were included in the BCFPI Forecast as part of the Trade Payables line.

(viii)       Capital Expenditures are not tracked on a weekly basis.  As such, disbursements for this line item have been included in Trade Payables.    BCFPI is currently analyzing purchases to identify and allocate capital expenditures.  Capital expenditures for April and May, 2009 were $0.5 million and $0.1 million, respectively.

(ix)           Payments with respect to Interest totalled $0.8 million during the Reporting Period.  The BCFPI Forecast had projected disbursements of $0.3 million, thereby resulting in a difference of $0.5 million.  This difference is due to the difference in timing of payment of interest amounts to the BI Bank Syndicate (as defined in the Initial Order).

(x)            Restructuring Costs were $0.4 million during the Reporting Period.  The BCFPI Forecast had payments of $1.2 million being made.  This variance is primarily due to timing and this variance is expected to reverse.

(xi)           Amounts on the Foreign Exchange Translation line represent the difference between the actual exchange rate at the time of conversion between Canadian and U.S. dollars as compared to the forecast rate of CDN$1=US$0.90.

CURRENT LIQUIDITY POSITION AND THE 13 WEEK CASH FLOW FORECASTS

41.           Attached as Appendices "G" and "H", respectively, are the updated 13 week cash flow forecast of the ACI Group (including DCorp) and BCFPI through September 27, 2009.

42.           The major changes from the cash flow forecasts contained in the Seventh Report are primarily lower newsprint prices and increased downtime due to further weakness in that segment of the Petitioners' business.

43.           As at June 28, 2009, the ACI Group had cash on hand of $47.8 million.  In addition to this amount, the undrawn portion of the ACI DIP Facility was $70.0 million.  However, pursuant to the ACI DIP Facility $12.5 million of this amount must remain undrawn, thereby resulting in net available liquidity under the ACI DIP Facility of $57.5 million.  Accordingly, the total liquidity of the ACI Group was $105.3 million ($47.8 million cash plus $57.5 million of the ACI DIP Facility) as at June 28, 2009.

44.           On June 29, 2009, the ACI Group made a request of its DIP lender for a draw of $20 million pursuant to the ACI DIP Facility (the "Draw Request").  The Monitor reviewed the Draw Request with the Petitioners and provided the ACI DIP Lender and the Notice Parties (as defined in this Honourable Court's order of May 6, 2009) with evidence of the Monitor's approval of same.  The Monitor was advised by Management that the Notice Parties did not object to the Draw Request.

45.           The ACI Group's (including DCorp) projected liquidity for the next 13 weeks is set forth in Appendix "G" and is summarized in the graph below.

46.           The ACI Group's liquidity at September 6, 2009 is projected to be $93.8 million, which is $19.4 million lower than in the ACI Forecast contained in the Seventh Report.  The primary reason for this decrease is lower newsprint prices and increased downtime relative to the forecast which was included in the Seventh Report.

47.           From the date of the CCAA filing to June 28, 2009, the net cash flow for the ACI Group was negative $76.1 million, exclusive of DIP draws.

48.           BCFPI had cash on hand of $1.3 million at June 28, 2009.  BCFPI's forecast liquidity for the 13 weeks ended September 27, 2009, which includes intercompany funding from BI in the amount of $24.0 million, is set forth in Appendix "H" and is summarized in the graph below.  The significant decrease in projected liquidity is primarily due to lower newsprint prices and increased downtime.

49.          BCFPI's projected liquidity as at September 6, 2009 is $3.3 million and represents a reduction of $1.7 million from the forecast set forth in the Seventh Report (taking into account the intercompany funding of $19 million).  This reduction is primarily a result of further weakness in the newsprint segment as detailed earlier in this Ninth Report.

50.           From the date of the CCAA filing to June 28, 2009, the net cash flow for BCFPI was negative $51.2 million, exclusive of DIP draws and intercompany settlements that are yet to occur.  This negative cash flow will be somewhat offset once intercompany accounts are settled with Bowater Mersey.

51.           Management has informed the Monitor that BCFPI's forecast cash requirements will be supported by BI through intercompany advances, if necessary.

52.           As reported in the Seventh Report, in light of the declining market conditions and the strengthening of Canadian currency and the resultant impact on the ACI Group's and BCFPI's projected liquidity, the ABH Group is reviewing its alternatives to reduce costs and to better balance its mill  production to current market demand.

CONTRACT REPUDIATIONS

53.           On July 7, 2009, BCFPI, ACCC and ACI repudiated a number of contracts with Boralex Power Income Fund ("Boralex") in accordance with the provisions of the Initial Order.  One contract was with respect to the service and maintenance of the Dolbeau cogeneration plant owned by Boralex. A second contract related to the sale of steam by Boralex to the Dolbeau paper mill owned by BCFPI.  The remaining contracts relate to biomass supply agreements for the Dolbeau cogeneration plant.

54.           One June 25, 2009, Boralex sent a letter advising the Petitioners that Boralex was suspending operations for an indefinite period.  As of the date of this Ninth Report, the Dolbeau paper mill is temporarily idled.  The Boralex cogeneration plant provides the Petitioners with steam that is required to operate the Dolbeau mill.  The Monitor has been advised that the Petitioners have attempted to negotiate new agreements with Boralex on mutually acceptable terms.

55.           The Petitioners continue to review their contracts in the context of possible repudiations in order to reduce costs.

KEY PERFORMANCE INDICATORS

56.           The Seventh Report contained certain key performance indicators through May, 2009.  The key performance indicators for the month of June were not available at the time of filing this Ninth Report and, as such they will be reported on in a future report of the Monitor.

57.           The Monitor will report further to this Honourable Court with respect to the Petitioners' cash flow results and projections in four weeks' time.

All of which is respectfully submitted.

ERNST & YOUNG INC.
in its capacity as the Court Appointed Monitor
of the Petitioners

Per:        /s/ Alex Morrison

Alex Morrison, CA, CIRP
Senior Vice President

Greg Adams, CA, CIRP
Senior Vice President

John F. Barrett, CA, CIRP
Vice President

APPENDIX "A"

ABITIBI PETITIONERS

1.	Abitibi-Consolidated Company of Canada
2.	Abitibi-Consolidated Inc.
3.	3224112 Nova Scotia Limited
4.	Marketing Donohue Inc.
5.	Abitibi-Consolidated Canadian Office Products Holding Inc.
6.	3834328 Canada Inc.
7.	6169678 Canada Inc.
8.	4042140 Canada Inc.
9.	Donohue Recycling Inc.
10.	1508756 Ontario Inc.
11.	3217925 Nova Scotia Company
12.	La Tuque Forest Products Inc.
13.	Abitibi-Consolidated Nova Scotia Incorporated
14.	Saguenay Forest Products Inc.
15.	Terra Nova Explorations Ltd.
16.	The Jonquière Pulp Company
17.	The International Bridge and Terminal Company
18.	Scramble Mining Ltd.
19.	9150-3383 Québec Inc.

APPENDIX "B"

BOWATER PETITIONERS

1.	Bowater Canada Finance Corporation
2.	Bowater Canadian Limited
3.	Bowater Canadian Holdings. Inc.
4.	3231378 Nova Scotia Company
5.	AbitibiBowater Canada Inc.
6.	Bowater Canada Treasury Corporation
7.	Bowater Canadian Forest Products Inc.
8.	Bowater Shelburne Corporation
9.	Bowater LaHave Corporation
10.	St-Maurice River Drive Company Limited
11.	Bowater Treated Wood Inc.
12.	Canexel Hardboard Inc.
13.	9068-9050 Québec Inc.
14.	Alliance Forest Products Inc. (2001)
15.	Bowater Belledune Sawmill Inc.
16.	Bowater Maritimes Inc.
17.	Bowater Mitis Inc.
18.	Bowater Guérette Inc.
19.	Bowater Couturier Inc.

APPENDIX "C"

18.6 PETITIONERS

1.	AbitibiBowater US Holding 1 Corp.
2.	AbitibiBowater Inc.
3.	Bowater Ventures Inc.
4.	Bowater Incorporated
5.	Bowater Nuway Inc.
6.	Bowater Nuway Mid-States Inc.
7.	Catawba Property Holdings LLC
8.	Bowater Finance Company Inc.
9.	Bowater South American Holdings Incorporated
10.	Bowater America Inc.
11.	Lake Superior Forest Products Inc.
12.	Bowater Newsprint South LLC
13.	Bowater Newsprint South Operations LLC
14.	Bowater Finance II, LLC
15.	Bowater Alabama LLC
16.	Coosa Pines Golf Club Holdings, LLC

APPENDIX "D"

PARTNERSHIPS

1.	Bowater Canada Finance Limited Partnership
2.	Bowater Pulp and Paper Canada Holdings Limited Partnership
3.	Abitibi-Consolidated Finance LP

APPENDIX "E"

ACI GROUP ACTUAL RECEIPTS AND DISBURSEMENTS

Abitibi-Consolidated Inc. and its Subsidiaries (the "ACI Group")
Actual to Forecast Comparison
4 Weeks Ended May 31, 2009
US$000

	Actual					Forecast					Variance
Week Ended	7-Jun-09	14-Jun-09	21-Jun-09	28-Jun-09	Total	7-Jun-09	14-Jun-09	21-Jun-09	28-Jun-09	Total	7-Jun-09	14-Jun-09	21-Jun-09	28-Jun-09	Total

Opening Cash	112,467	107,433	94,988	70,325	112,467	110,401	116,117	124,641	90,848	110,401	2,066	(8,684)	(29,653)	(20,523)	2,066

Receipts
A/R Collections	34,621	30,018	41,756	35,396	141,791	28,945	46,998	31,478	45,914	153,335	5,676	(16,980)	10,278	(10,518)	(11,544)
Intercompany A/R Settlement	1,260	1,531	-	2,781	5,572	-	-	-	-	-	1,260	1,531	-	2,781	5,572
Total A/R Collections	35,881	31,549	41,756	38,177	147,363	28,945	46,998	31,478	45,914	153,335	6,936	(15,449)	10,278	(7,737)	(5,972)
Collections on Behalf of Joint Ventures	-	959	-	-	959	4,089	4,089	4,089	4,089	16,356	(4,089)	(3,130)	(4,089)	(4,089)	(15,397)
A/R Collections - Affiliates	3,321	3,575	3,263	5,995	16,154	-	-	-	-	-	3,321	3,575	3,263	5,995	16,154
Intercompany A/P Settlement	-	5,883	-	5,601	11,484	-	-	-	-	-	-	5,883	-	5,601	11,484
Other Inflows	816	1,356	250	3,378	5,800	2,175	2,175	2,175	2,175	8,700	(1,359)	(819)	(1,925)	1,203	(2,900)
Total Receipts	40,018	43,322	45,269	53,151	181,760	35,209	53,262	37,743	52,178	178,392	4,809	(9,940)	7,526	973	3,368

Disbursements
Trade Payables	(37,263)	(34,574)	(27,142)	(31,697)	(130,676)	(27,517)	(27,517)	(27,517)	(27,517)	(110,068)	(9,746)	(7,057)	375	(4,180)	(20,608)
Capital Expenditures	-	-	-	-	-	(1,565)	(1,565)	(1,565)	(1,565)	(6,260)	1,565	1,565	1,565	1,565	6,260
Marine Freight Payments	(1,009)	(994)	(841)	(3,153)	(5,997)	(1,050)	(1,050)	(1,050)	(1,050)	(4,200)	41	56	209	(2,103)	(1,797)
Utility Payments	(3,622)	(5,856)	(7,380)	(5,017)	(21,875)	(3,870)	(7,870)	(7,870)	(7,870)	(27,480)	248	2,014	490	2,853	5,605
Payroll & Benefits	(3,227)	(10,247)	(10,284)	(5,074)	(28,832)	(2,083)	(8,650)	(2,433)	(8,650)	(21,816)	(1,144)	(1,597)	(7,851)	3,576	(7,016)
Intercompany A/R Settlements	(198)	(3,713)	(590)	(18,857)	(23,358)	-	-	-	-	-	(198)	(3,713)	(590)	(18,857)	(23,358)
Joint Venture Remittances, Net	-	-	(14,950)	(599)	(15,549)	61	61	(14,657)	(839)	(15,372)	(61)	(61)	(293)	240	(177)
Restructuring & Other Items	(547)	(494)	(439)	(1,168)	(2,648)	(1,000)	(1,000)	(1,000)	(1,000)	(3,998)	453	506	561	(168)	1,350
Total Disbursements	(45,866)	(55,878)	(61,626)	(65,565)	(228,935)	(37,023)	(47,590)	(56,091)	(48,490)	(189,195)	(8,843)	(8,288)	(5,535)	(17,075)	(39,740)

Financing
Securitization Inflows / (Outflows)	1,050	253	19,765	(10,885)	10,183	7,530	2,996	14,408	(3,427)	21,507	(6,480)	(2,743)	5,357	(7,458)	(11,324)
Securitization Closing Fees	-	-	(11,432)	-	(11,432)	-	-	(15,500)	-	(15,500)	-	-	4,068	-	4,068
Adequate Protection by DCorp to ACCC Term Lenders	-	-	(17,226)	-	(17,226)	-	-	(14,352)	-	(14,352)	-	-	(2,874)	-	(2,874)
DIP Drawings / (Repayments)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
DIP Interest & Fees	(99)	-	-	-	(99)	-	(143)	-	-	(143)	(99)	143	-	-	44
Foreign Exchange Translation	(138)	(142)	587	804	1,111	-	-	-	-	-	(138)	(142)	587	804	1,111
	813	111	(8,306)	(10,081)	(17,463)	7,530	2,853	(15,444)	(3,427)	(8,488)	(6,717)	(2,742)	7,138	(6,654)	(8,975)

Cash Flow From Operations	(5,035)	(12,445)	(24,663)	(22,495)	(64,638)	5,716	8,525	(33,793)	262	(19,291)	(10,751)	(20,970)	9,130	(22,756)	(45,347)

Opening Cash Balance	112,467	107,433	94,988	70,325	112,467	110,401	116,117	124,641	90,848	110,401	2,066	(8,684)	(29,653)	(20,523)	2,066
Cash Flow From Operations	(5,035)	(12,445)	(24,663)	(22,495)	(64,638)	5,716	8,525	(33,793)	262	(19,291)	(10,751)	(20,970)	9,130	(22,756)	(45,347)
Ending Cash Balance	107,432	94,988	70,325	47,830	47,830	116,117	124,641	90,848	91,110	91,110	(8,685)	(29,654)	(20,523)	(43,280)	(43,281)

Note: The above totals are subject to rounding adjustments

    APPENDIX "F"

BCFPI ACTUAL RECEIPTS AND DISBURSEMENTS

Bowater Canadian Forest Products Inc. ("BCFPI")
Actual to Forecast Comparison
4 Weeks Ended June 28, 2009
US$000

	Actual					Forecast					Variance
Week Ended	7-Jun-09	14-Jun-09	21-Jun-09	28-Jun-09	Total	7-Jun-09	14-Jun-09	21-Jun-09	28-Jun-09	Total	7-Jun-09	14-Jun-09	21-Jun-09	28-Jun-09	Total

Opening Cash	28,065	26,469	19,685	3,113	28,065	27,295	38,782	32,327	28,763	27,295	770	(12,313)	(12,642)	(25,650)	770

Receipts
A/R Collections	2,192	3,487	2,423	1,399	9,501	26,372	13,159	13,067	15,535	68,133	(24,180)	(9,672)	(10,644)	(14,136)	(58,632)
Intercompany A/R Settlements	12,540	4,106	4,065	11,867	32,578	-	-	-	-	-	12,540	4,106	4,065	11,867	32,578
Total A/R Collections	14,732	7,593	6,488	13,266	42,079	26,372	13,159	13,067	15,535	68,133	(11,640)	(5,566)	(6,579)	(2,269)	(26,054)
A/R Collections - Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other Inflows	192	1,794	602	228	2,816	-	-	-	-	-	192	1,794	602	228	2,816
Total Receipts	14,924	9,387	7,090	13,494	44,895	26,372	13,159	13,067	15,535	68,133	(11,448)	(3,772)	(5,977)	(2,041)	(23,238)

Disbursements
Trade Payables	(10,587)	(10,256)	(14,019)	(9,170)	(44,032)	(11,271)	(11,271)	(11,271)	(12,771)	(46,584)	684	1,015	(2,748)	3,601	2,552
Intercompany SG&A Allocation	-	-	-	-	-	-	(3,926)	(517)	(517)	(4,960)	-	3,926	517	517	4,960
Intercompany A/R Settlements	(77)	(81)	-	(563)	(721)	-	-	-	-	-	(77)	(81)	-	(563)	(721)
Intercompany A/P Settlements	-	(2,228)	-	(338)	(2,566)	-	-	-	-	-	-	(2,228)	-	(338)	(2,566)
Payments on Behalf of Affiliates	(867)	(828)	(5,826)	(727)	(8,248)	-	-	-	-	-	(867)	(828)	(5,826)	(727)	(8,248)
Freight	(1,318)	(432)	(413)	(565)	(2,728)	(1,656)	(1,656)	(1,656)	(1,656)	(6,624)	338	1,224	1,243	1,091	3,896
Payroll and Benefits	(3,066)	(2,262)	(3,737)	(3,428)	(12,493)	(1,199)	(2,001)	(2,138)	(2,001)	(7,339)	(1,867)	(261)	(1,599)	(1,427)	(5,154)
Capital Expenditures	-	-	-		-	(467)	(467)	(467)	(467)	(1,868)	467	467	467	467	1,868
Interest	(469)	-	-	(347)	(816)	-	-	(289)	-	(289)	(469)	-	289	(347)	(527)
Restructuring Costs	-	-	-	(396)	(396)	(293)	(293)	(293)	(293)	(1,171)	293	293	293	(103)	775
Foreign Exchange Translation	(136)	(84)	333	283	396	-	-	-	-	-	(136)	(84)	333	283	396
Total Disbursements	(16,520)	(16,171)	(23,662)	(15,251)	(71,604)	(14,885)	(19,614)	(16,630)	(17,705)	(68,834)	(1,635)	3,443	(7,032)	2,454	(2,770)

Cash Flow From Operations	(1,596)	(6,784)	(16,572)	(1,757)	(26,709)	11,487	(6,455)	(3,564)	(2,170)	(701)	(13,083)	(329)	(13,009)	413	(26,008)

Opening Cash Balance	28,065	26,469	19,685	3,113	28,065	27,295	38,782	32,327	28,763	27,295	770	(12,313)	(12,642)	(25,650)	770
Cash Flow From Operations	(1,596)	(6,784)	(16,572)	(1,757)	(26,709)	11,487	(6,455)	(3,564)	(2,170)	(701)	(13,083)	(329)	(13,009)	413	(26,008)
Ending Cash Balance	26,469	19,685	3,113	1,356	1,356	38,782	32,327	28,763	26,594	26,594	(12,313)	(12,642)	(25,651)	(25,237)	(25,237)

Note: The above totals are subject to rounding adjustments

APPENDIX "G"

ACI GROUP CASH FLOW FORECAST

Abitibi-Consolidated Inc. ("ACI")
Weekly Cash Flow Forecast
13 Weeks Ended September 27, 2009
US$000s

Week ended	Notes	5-Jul-09	12-Jul-09	19-Jul-09	26-Jul-09	2-Aug-09	9-Aug-09	16-Aug-09	23-Aug-09	30-Aug-09	6-Sep-09	13-Sep-09	20-Sep-09	27-Sep-09	Total

Opening Cash	1	47,829	43,468	66,001	62,865	79,989	81,264	88,894	66,448	63,410	55,552	56,301	52,291	76,552	47,829

Receipts
Total A/R Collections	3	37,969	34,901	43,219	62,292	52,981	35,602	28,423	34,275	30,052	39,621	29,462	39,203	28,348	496,349
Collections on Behalf of Joint Ventures	4	3,308	3,139	3,139	3,139	3,202	3,358	3,358	3,358	3,358	4,133	4,262	4,262	4,262	46,278
Other Inflows	5	2,175	5,849	11,393	6,981	4,797	4,311	2,175	2,175	2,175	2,175	2,175	38,175	2,175	86,730
Total Receipts		43,452	43,889	57,751	72,413	60,980	43,271	33,956	39,808	35,585	45,929	35,898	81,640	34,785	629,356

Disbursements
Trade Payables	6	(31,427)	(25,716)	(25,716)	(25,716)	(24,448)	(25,655)	(25,655)	(25,655)	(25,655)	(26,811)	(27,338)	(27,338)	(27,338)	(344,465)
Capital Expenditures	7	(1,516)	(1,496)	(1,496)	(1,496)	(1,496)	(1,496)	(1,496)	(1,496)	(1,496)	(1,539)	(1,546)	(1,546)	(1,546)	(19,660)
Marine Freight Payments	8	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(1,050)	(13,650)
Utility Payments	9	(5,013)	(3,870)	(7,870)	(7,870)	(6,727)	(3,870)	(7,870)	(7,870)	(7,870)	(4,441)	(3,870)	(7,870)	(7,870)	(82,881)
Payroll & Benefits	10	(4,691)	(7,864)	(2,171)	(1,821)	(10,698)	(1,927)	(7,893)	(1,927)	(7,543)	(4,810)	(8,292)	(2,369)	(8,292)	(70,299)
Joint Venture Remittances, Net	11	50	47	(15,936)	(853)	48	50	(13,852)	50	(850)	62	64	(14,807)	(836)	(46,763)
Restructuring & Other Items	12	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(13,000)
Total Disbursements		(44,647)	(40,948)	(55,239)	(39,806)	(45,371)	(34,947)	(58,816)	(38,947)	(45,464)	(39,590)	(43,032)	(55,980)	(47,932)	(590,718)

Financing
Securitization Inflows / (Outflows)	13	2,223	(407)	(5,648)	(15,484)	(10,590)	(694)	2,415	(3,899)	2,021	(1,826)	3,123	(1,398)	3,379	(26,787)
Adequate Protection and fees by DCorp to ACCC Term Lenders	14	(681)	-	-	-	(3,537)	-	-	-	-	(3,537)	-	-	-	(7,755)
DIP Drawings / (Repayments)	15	-	20,000	-	-	-	-	-	-	-	-	-	-	-	20,000
DIP Interest & Fees	15	(149)	-	-	-	(206)	-	-	-	-	(228)	-	-	-	(583)
Securitization Closing Fees	16	(4,558)	-	-	-	-	-	-	-	-	-	-	-	-	(4,558)

Total Change in Cash		(4,361)	22,533	(3,136)	17,123	1,275	7,630	(22,446)	(3,038)	(7,858)	749	(4,011)	24,262	(9,768)	18,956

Ending Cash Balance (with ACI DIP Facility Draws)		43,468	66,001	62,865	79,989	81,264	88,894	66,448	63,410	55,552	56,301	52,291	76,552	66,785	66,785

Available Liquidity (Cash and Undrawn DIP)	17	100,968	103,501	100,365	117,489	118,764	126,394	103,948	100,910	93,052	93,801	89,791	114,052	104,285	104,285

Securitization Schedule	18
Allowable Receivable Pool Balance		120,205	120,591	114,943	99,459	88,869	88,175	91,304	87,405	89,426	87,601	91,393	89,995	93,374	93,374
Interest, Fees and Adjustments	19	-	(794)	-	-	-	-	(714)	-	-	-	(670)	-	-	(2,179)
Amount Drawn Under Facility		117,982	120,205	120,591	114,943	99,459	88,869	88,175	91,304	87,405	89,426	87,601	91,393	89,995	117,982
Availability / (Required Repayment)		2,223	(407)	(5,648)	(15,484)	(10,590)	(694)	2,415	(3,899)	2,021	(1,826)	3,123	(1,398)	3,379	(26,787)

The above forecast uses an exchange rate of CDN$1.00=US$0.90.

Note: The above totals are subject to rounding adjustments in the underlying balances.

The information and analysis in this document have not been audited or reviewed and, according, no assurances are provided thereon. In addition, because forecasts are dependent upon numerous assumptions regarding future events, actual results will be different than forecast, and such differences may be material.

Abitibi Consolidated Inc. and its subsidiaries (the "ACI Group")

Notes to Weekly Cash Flow Forecast

13 Weeks Ended September 27, 2009

US$000s

1.	Opening Cash in the forecast includes cash on hand.
2.	The cash flow forecast includes mills owned by the ACI Group and its subsidiaries and includes the operations of the DCorp Group.
3.

Total A/R Collections represent amounts estimated to be collected from the ACI Group's customers. The timing of collections is based on the ACI Group's collection terms with its customers and the latest sales forecast.

4.

Collections on Behalf of Joint Ventures represent amounts estimated to be collected by the ACI Group on behalf of its joint venture partners. The ACI Group has agreements with its joint venture partners whereby the ACI Group collects the joint venture partners' accounts receivable (for a fee) and remits these funds to the joint venture in accordance with their agreement.

5.	Other Inflows represent miscellaneous receipts, including, but not limited to such items as tax refunds or insurance proceeds, as estimated by the ACI Group.
6.

Trade Payables represent amounts estimated to be paid to suppliers for the purchase of the ACI Group's raw materials, repairs and maintenance and other goods and services related to production. This line also includes amounts necessary to fund the DCorp Group's recycling operations.

7.	Capital Expenditures represent amounts estimated to be paid pursuant to the ACI Group's most recent capital expenditure budget.
8.	Marine Freight Payments represent amounts estimated to be paid to the ACI Group's outbound marine freight suppliers.
9.	Utility Payments represent amounts estimated to be payable to the ACI Group's hydroelectricity suppliers.
10.	Payroll and Benefits represent estimated amounts for salaries, wages and current service pension costs.
11.	Joint Venture Remittances, Net represent the estimated payment of accounts receivable funds collected by the ACI Group on behalf of the respective joint venture, net of any collection/management fees.
12.	Restructuring and Other Items represent amounts estimated by the ACI Group for restructuring costs and other miscellaneous payments.
13.	Securitization Inflows/(Outflows) represent the estimated net availability or repayment (including interest) of funds under the ACI Group's Amended Securitization Program.
14.	Adequate Protection and fees by DCorp to ACCC Term Lenders represents an estimate of payments pursuant to the adequate protection order issued by the U.S. Bankruptcy Court.
15.

The DIP Drawings/(Repayments) and the DIP Interest & Fees represent cash flows related to the ACI Group's $100 million DIP term loan. This term loan may be drawn in increments to enable the ACI Group to maintain a adequate amount of working capital.

16.	The Securitization Closing Fees include fees on the Amended Securitization Program and closing advisory fees payable by the ACI Group.
17.

Available Liquidity is calculated as cash on hand plus the undrawn portion of the ACI DIP Facility. Drawings on the ACI DIP Facility are limited to $87.5 million per the terms of the ACI DIP Agreement.

18.

The Securitization Summary represents the ACI Group's estimated calculation of amounts owing or available under the Amended Securitization Program based on the eligible accounts receivable (net of any fees, interest or allowances).

19.	The Interest & Fees represent interest and fees related to the Amended Securitization Program.

  APPENDIX "H"

BCFPI CASH FLOW FORECAST

Bowater Canadian Forest Products Inc. ("BCFPI")
Chapter 11/CCAA Cash Flow
13 Weeks Ended September 27, 2009
US$000s

Week ended		5-Jul-09	12-Jul-09	19-Jul-09	26-Jul-09	2-Aug-09	9-Aug-09	16-Aug-09	23-Aug-09	30-Aug-09	6-Sep-09	13-Sep-09	20-Sep-09	27-Sep-09	Total

Receipts	Notes
Trade Receipts	1, 10	26,957	15,205	14,054	17,354	14,320	14,836	12,224	13,767	14,238	12,649	12,075	12,356	11,859	191,893
Other Receipts	2	-	-	-	-	3,000	2,000	5,000	3,000	4,000	2,000	2,000	2,000	1,000	24,000
Total Receipts		26,957	15,205	14,054	17,354	17,320	16,836	17,224	16,767	18,238	14,649	14,075	14,356	12,859	215,893

Disbursements
Trade Payables	3	(10,631)	(10,720)	(10,720)	(10,720)	(11,042)	(11,845)	(11,845)	(11,845)	(11,845)	(9,652)	(9,286)	(8,286)	(8,286)	(136,725)
Intercompany SG&A Allocation	4	(0)	(5,902)	(464)	(464)	(467)	(474)	(474)	(474)	(474)	(475)	(476)	(476)	(476)	(11,093)
Freight	5	(1,130)	(1,210)	(1,210)	(1,210)	(1,164)	(1,050)	(1,050)	(1,050)	(1,050)	(1,015)	(1,009)	(1,009)	(1,009)	(14,167)
Payroll & Benefits	6	(4,014)	(1,873)	(2,830)	(1,873)	(3,439)	(2,448)	(3,405)	(2,448)	(3,405)	(3,059)	(2,099)	(3,758)	(2,099)	(36,747)
Capital Expenditures	7	(456)	(452)	(452)	(452)	(452)	(452)	(452)	(452)	(452)	(465)	(467)	(467)	(467)	(5,933)
Interest	8	(901)	-	-	(699)	(880)	-	-	(338)	(880)	-	-	-	(422)	(4,119)
Restructuring Costs	9	(293)	(293)	(293)	(293)	(1,293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(4,803)
Total Disbursements		(17,424)	(20,449)	(15,968)	(15,711)	(18,736)	(16,561)	(17,518)	(16,899)	(18,398)	(14,958)	(13,629)	(14,288)	(13,051)	(213,588)

Cash Flow from Operations		9,533	(5,245)	(1,914)	1,644	(1,416)	275	(294)	(132)	(160)	(308)	446	67	(191)	2,305

Opening Bank Balance		1,358	10,891	5,646	3,732	5,376	3,960	4,235	3,941	3,809	3,649	3,341	3,787	3,854	1,358
Cash Flow		9,533	(5,245)	(1,914)	1,644	(1,416)	275	(294)	(132)	(160)	(308)	446	67	(191)	2,305
Closing Bank Balance	10	10,891	5,646	3,732	5,376	3,960	4,235	3,941	3,809	3,649	3,341	3,787	3,854	3,663	3,663

Current Revolving Credit Facility
Current Credit Facility Balance, Opening		94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337
Current Credit facility Drawings / (Repayments)		-	-	-	-	-	-	-	-	-	-	-	-	-	-
Current Balance, Closing		94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337	94,337

Intercompany A/R Balance	11
Ending Balance		59,314	60,706	62,528	62,176	62,389	61,264	61,300	60,581	59,702	60,192	61,071	61,746	62,603	62,603

The above forecast uses an exchange rate of CDN$1.00=US$0.90.

Amounts in the above table are subject to rounding adjustments from the underlying balances.

The information and analysis in this document have not been audited or reviewed and, according, no assurances are provided thereon.  In addition, because forecasts are dependent upon numerous assumptions regarding future events, actual results will be different than forecast, and such difference may be material.

Bowater Canadian Forest Products Inc. ("BCFPI")

Notes to CCAA Cash Flow

13 Week Period Ended September 27, 2009

US$000s

1.	Trade Receipts are based on BCFPI's estimate of collection terms and BCFPI's latest sales forecast.
2.	Other receipts represents a transfer of funds to BCFPI from Bowater Inc. persuant to the BI/BCFPI DIP Facility.
3.	Trade Payables represent payments for raw materials, repairs and maintenance, utilities and other production items.
4.

Intercompany SG&A Allocation represents expenses incurred by BCFPI's parent company on behalf of BCFPI which are charged to BCFPI starting the week ended August 12, 2009, pursuant to its normal process for the allocation of such costs.   These intercompany SG&A costs are assumed to be settled in cash on a weekly basis.

5.	Freight represents disbursements in respect of costs to deliver product to customers.
6.

Payroll and Benefits represent amounts paid to employees for salaries and wages (including the related withholdings), pension payments and other benefits due under employee benefit programs. The forecast assumes that only those pension payments in respect of current service costs will be paid.

7.

Capital Expenditures are costs scheduled to be made in accordance with agreements with BCFPI's various capital equipment suppliers and reflect requirements pursuant to BCFPI's most recent capital expenditure budget.

8.	Interest represents interest costs for the company's senior secured revolving facility, the existing secured term loan and the new DIP facility.
9.	Restructuring Costs represent costs related to the restructuring including transaction fees related to the new DIP facility.
10.	The cash flows included in the forecast include only those BCFPI mills in Canada. No funding or dividends from foreign subsidiaries are included in the forecast.
11.

The intercompany accounts receivable balance represents pre-filing and post-filing sales to customers in the United States by BCFPI through Bowater America Inc. This amount is assumed not to be stayed and is collected by BCFPI from Bowater America Inc. in the normal course.   This balance represents trade A/R only and does not represent any amounts funded from BI to BCFPI persuant to the BI/BCFPI DIP Facility.